Exhibit 10.12

[ENTROPIC LETTERHEAD]

January 19, 2005

Dr. Anton Monk

Dear Anton:

Thank you for your commitment to Entropic as a co-founder and as the company’s Vice President of Engineering. Although you will be moving to a new role when we hire a new Vice President of Engineering, I want to assure you that I value your contribution to the company, and I want to keep you with Entropic on a going-forward basis. I am grateful for your commitment to Entropic, and I really value the contribution that you have made to Entropic thus far. You are a tremendous asset to the company, and 1 look forward to working with you in the future.

As a result of your commitment and contribution thus far, and my confidence in your abilities, I am pleased to inform you that Entropic Communications, Inc. (the “Company”) is pleased to offer you a new compensation plan on the terms set forth below.

1.	Salary. I am pleased to reward you with an annual salary increase to $162,000. This represents a 8% increase from your current salary of $150,000. You will see this additional increase on your next check, and the increase will he retroactive to January 1, 2005. You will be paid in accordance with the Company’s standard payroll practices for salaried employees.

2.	Employee Benefits. As a regular employee of the Company, you will continue to be eligible to participate in Company-sponsored benefits in accordance with the terms of the Company’s benefit plans. In addition, you will he entitled to paid time off in accordance with the Company’s policy. The Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

3.	Stock Options. You will be granted an option to purchase 200,000 shares of the Company’s Common Stock with an exercise price equal to fair market value on the date of the grant. These option shares will vest over a four- year period with a 25% one-year cliff, in accordance with the standard option plan approved by the Board of Directors. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extend allowed by the tax code and will be subject to the terms of the Company’s 2001 Stock Option Plan and the Stock Option Agreement between you and the Company.

4.	Change of Control Agreement. The Company will enter into a Change of Control Agreement with you substantially in the form attached hereto as Exhibit A. If the Change of Control Agreement is not approved by the Board of Directors, this employment agreement will be void.

5.

At Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company with Board of Directors’ approval.

6.	Outside Activities. During your employment with the Company, you must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during your employment with the Company, as may be determined by the Company in its sole discretion. If the Company believes such a conflict exists, the Company may ask you to choose to discontinue the other work or resign Employment with the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company, or in hiring any employees from the Company.

7.	Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

8.	Entire Agreement. This letter and the Exhibits attached hereto contain all of the terms of your employment with the Company and supersede any prior or contemporaneous understandings or agreements, whether oral or written, between you and the Company.

9.	Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

10.	Expense Reimbursement. The Company shall promptly reimburse you for all actual and reasonable business expenses incurred by you in connection with your employment, including, without limitation, expenditures for entertainment, travel, or other expenses, providing that (i) the expenditures are of a nature qualifying them as legitimate business expenses, and (ii) you furnish to the Company adequate records and other documentary evidence reasonably required by the Company to substantiate the expenditures.

11.	Dispute Resolution. In the event of any dispute or claim relating to or arising out of the employment relationship between you and the Company, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration, paid for by the Company, before JAMS under its then-existing rules for the resolution of employment disputes, The exclusive venue for the arbitration shall be San Diego, California. Any arbitration award may be entered in any court having competent jurisdiction. The prevailing party in any arbitration shall be entitled to an award of his or its reasonable attorneys fees and expert witness costs in addition to any other relief awarded by the trier of fact.

12.	Severability. If any provision of this letter agreement shall be invalid or unenforceable, in whole or in part, the provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this letter agreement, as the case may require, and this letter agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated in this letter agreement as so modified or restricted, or as if the provision had not been originally incorporated in this letter agreement, as the case may be.

13.	Headings. Section headings in this letter agreement are for convenience only and shall be given no effect in the construction or interpretation of this letter agreement.

14.	Notice. All notices made pursuant to this letter agreement, shall be given in writing, delivered by a generally recognized overnight express delivery service, and shall be made to the principal place of business of the Company if you are giving notice to the Company and to your residence if the Company is giving you notice.

15.	Mitigation. You shall not have a duty to mitigate any breach by the Company of this Agreement.

Anton, I hope that you find the foregoing acceptable to you. You may indicate your agreement with these terms and accept this letter agreement by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

Sincerely,

/s/ Patrick Henry
Patrick Henry President & CEO Entropic Communications, Inc.

I have read and accept this employment offer:

/s/ Anton Monk
By: Anton Monk Dated: January 19 ,2005